UNITED STATES
SECURITIES AND EXCHANGE
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: January 25, 2005

MIDDLESEX WATER COMPANY
(Exact name of registrant as specified in its charter)

NEW JERSEY (State or other jurisdiction of incorporation or organization)	0-422 (Commission File Number)	22-1114430 (I.R.S. Employer Identification No.)

1500 RONSON ROAD, P.O. BOX 1500, ISELIN, NEW JERSEY 08830
(Address of principal executive offices, including zip code)

(732)-634-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Middlesex Water Company

Item. 5.02 (b) Departure of Director or Principal Officers; Election of Director; Appointment of Principal Officers.

Announcement of Retirement of Stephen H. Mundy as a member of Middlesex Water Company’s Board of Directors, effective after the Board’s meeting today, as set forth in the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

MIDDLESEX WATER COMPANY (Registrant) /s/Kenneth J. Quinn Kenneth J. Quinn Vice President, General Counsel, Secretary and Treasurer

Dated: January 25, 2005

Contact:        Bernadette M. Sohler, Director of Communications      (732) 634-1500

Middlesex Water Company Announces Retirement
of Board Member, Stephen H. Mundy

        ISELIN, NJ, (January 25, 2005) Middlesex Water Company (NASDAQ:MSEX) has announced the retirement of Stephen H. Mundy from its Board of Directors, effective after the Board’s meeting today.

        Mr. Mundy was elected to the Board in 1977 and has served as Chairman of the Company’s Compensation Committee and member of its Capital Improvement and Nominating Committees.

        “Stephen Mundy has been a tremendous asset to the Board of Middlesex Water for the past 28 years. His utility construction background, judgment and wise counsel will be missed. We are grateful for his years of service to the Company,” said J. Richard Tompkins, Chairman of the Board.

        Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. For additional information about the Company, please visit our website at www.middlesexwater.com or call (732) 634-1500.

Certain matters discussed in this press release are “forward-looking statements” regarding the Company’s results of operations and financial position. Such statements address future plans, objectives, expectations and events concerning various matters such as expenditures, earnings, litigation, growth potential, rate, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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